Exhibit 99.1

CONTACT:	LINDSEY CRABBE	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES EXECUTIVE LEADERSHIP CHANGES

DALLAS, TEXAS – July 14, 2016 – Capstead Mortgage Corporation (NYSE: CMO) (the “Company”) today announced that it has named Mr. Phillip A. Reinsch as its President and Chief Executive Officer. Mr. Reinsch replaces Mr. Andrew F. Jacobs, who has resigned from his positions as President and Chief Executive Officer of the Company and as a director of the Company.

Mr. Jack Biegler, Chairman of the Board, commented, “We are very pleased to have named Phillip Reinsch as President and CEO.  Phil has a very lengthy history with the Company and deep knowledge of our industry.  He has earned the trust and respect of all of our stakeholders.  We are very fortunate to have him step into this role at this time and are confident he will serve the Company well.”

Mr. Biegler also stated on behalf of the Company’s Board of Directors, “We greatly appreciate all of Andy’s many contributions to the Company over the past 28 years. We respect his decision to resign at this time and are pleased that he will remain available to help ensure a smooth transition. We wish him continued success in his future endeavors. ”

Mr. Reinsch has served as the Company’s Executive Vice President, Chief Financial Officer and Secretary since 2006 and was appointed Treasurer in 2015.  Previously he served as Senior Vice President, Chief Financial Officer and Secretary from 2003 to 2006 and served in other executive positions with the Company since 1993.  Prior thereto Mr. Reinsch was employed by Ernst & Young LLP from 1984 to 1993.  Mr. Reinsch is a certified public accountant and is a member of the NAREIT Mortgage REIT Council, the Financial Executives International Dallas Chapter Real Estate Industry Steering Committee and the National Association of Corporate Directors.

Mr. Reinsch stated, “I am honored to be entrusted with leading this great Company and am truly appreciative of the confidence that our Board of Directors, management team and employees continue to show in me.  Knowing our team’s deep mortgage finance industry experience, I am very optimistic about our long-term potential and look forward to seizing the many opportunities still ahead of us to enhance future returns to our stockholders.”

About Capstead

Formed in 1985 and based in Dallas, Texas, Capstead is a self-managed real estate investment trust for federal income tax purposes. The Company earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities issued and guaranteed by government-sponsored enterprises, either Fannie Mae, Freddie Mac, or by an agency of the federal government, Ginnie Mae.

Contacts

Capstead Mortgage Corporation
Investor Relations
Lindsey Crabbe, 214-874-2339

Source: Capstead Mortgage Corporation